Exhibit 10(bbb)

AMENDED AND RESTATED PROMISSORY NOTE

May 13, 2011

FOR VALUE RECEIVED, CEL-SCI Corporation (Borrower) promises to pay to Maximilian de Clara or order (Note Holder) $1,104.057, together with interest on the unpaid principal balance from the date of this note until paid, at the rate of 15% per annum.

This Note, together with all accrued but unpaid interest, shall be due and payable on the first to occur of the following:

●	July 6, 2015; or

●	upon 10 days written notice to Borrower.

Principal and interest shall be payable at the following address, or such other place as the Note Holder may designate:

Maximilian de Clara
6078 Lungem (OV)
Bergstrasse 79
Switzerland

In consideration for prior extensions of this Note, Borrower and Note  Holder acknowledge that the Borrower has issued the following warrants to the Note Holder:

Shares Issuable Upon Exercise of Warrant	Per Share Exercise Price	Expiration Date
1,648,244	$0.40	12-24-14
1,849,298	$0.50	1-6-15

Payments received for application to this Note shall be applied first to the payment of costs and expense of collection and/or suit, if any, second to the payment of accrued interest specified above, and the balance applied in reduction of the principal amount hereof.

If this Note is not paid when due, the Note Holder shall be entitled to collect all reasonable costs and expense of collection and/or suit, including, but not limited to reasonable attorneys'  fees.

Borrower may not prepay the principal amount outstanding under this note, in whole or in part, at any time without the written consent of the holder.

Note  Holder, at his  option, may at any time convert  all or any portion  of the principal amount of this Note, into shares of the Borrower's common stock. The number of shares to be issued will be determined by dividing the amount to be converted by the Conversion Price. As of  the  date  of  this  note  the  Conversion  Price  was  $0.40.  The  Conversion  Price  will  be proportionately adjusted in the event of any stock dividends, stock splits or similar corporate reorganizations or recapitalizations .

Borrower and all other makers, sureties, guarantors, and endorsers hereby waive presentment, notice of dishonor and protest, and they hereby agree to any extensions of time of payment and partial payments before, at, or after maturity.

The amounts due pursuant to this Note are secured by all of the Borrower's assets.

Any notice to Borrower provided for this Note shall be in writing and  shall be  given and be effective upon (1) delivery to Borrower, (2) by e-mail as long as the e-mail receipt was acknowledged or (3) mailing such notice by mail or couriers such as FedEx, addressed to Borrower at the Borrower's address states below, or to such other address as Borrower may designate by notice to the Note Holder. Any notice to the Note Holder shall be in writing and shall be given and be effective upon (1) delivery to Borrower, (2) by e-mail as long as the e-mail receipt was acknowledged or (3) mailing such notice by mail or couriers such as FedEx, to the Note Holder at the address stated above, or to such other address as Note Holder may designate by notice to Borrower.

This amended and restated promissory note supersedes in its entirety the following:

CEL-SCI CORPORATION

By: /s/Geert R. Kersten
      Geert R. Kersten, Chief Executive Officer

ADDRESS OF BORROWER

8229 Boone Boulevard, Suite 802
Vienna, VA 22182, USA
703-506-9460